Chief Operating Officer Employment Agreement

September 10, 2011

Between:

IGEN Networks Corp. – (IGEN: OTCBB)

And

Richard Freeman
361 W. 20th Ave
Vancouver, B.C
V5Y2C5

(hereby "Executive")

Pursuant to our discussions, please accept this as our Employment Agreement ("Agreement") – Chief Operating Officer(COO) with Igen Networks Corp. on a full-time basis effective as of November 1, 2011 ("Effective Date") on the terms below.

Recitals: WHEREAS IGEN would like to retain the services of a COO and WHEREAS the Executive accepts the full time position of COO, subject to the terms and conditions outlined within this document. THEREFORE THIS AGREEMENT WITNESSES in consideration of the above, both parties hereby agree to the following:

1. Position. The Executive will take on the position of Chief Operating Officer of which privileges, rights and obligations shall be defined and regulated through the IGEN Board Bylaws and company confidentiality, ethics, and governance guidelines as define and included as addendum to this contract.

2. Remuneration:
(a) $60,000 CDN per annum disbursed on bi-weekly basis
(b) Performance Bonuses and remuneration changes are subject to approval by Board of Directors.
(c) Executive will receive 500,000 stock options to purchase common shares at an exercise price no greater than $.30 per share or at maximum discount allowed by the OTC Exchange. The stock options will vest at 250,000 stock options per year - all stock options for this grant will be fully vested within 2 years. Term for exercising stock options will be four years (expiration date) from date of grant.

(d) Medical and Dental Benefits when available to company employees.

3. Expenses: The Company to cover all business related travel expenses and as well transportation and accommodation costs associated with IGEN business.

4. Term. 2 years from the date of this Agreement, extended at the mutual agreement of both the Executive and the Board of Directors. Either IGEN or the Executive may end this Agreement with 2 weeks written notice prior to the end of the term, in which case all remuneration and un-vested share options will terminate.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 10th day of September, 2011

Richard Freeman(Executive)

Igen Networks Corp. Director